Exhibit 3.3

AMENDMENT NO. 3
TO
AMENDED AND RESTATED LIMITED LIABILITY
COMPANY AGREEMENT
OF
SUNOCO GP LLC
May 8, 2018
This Amendment No. 3 (this “Amendment No. 3’) to the Amended and Restated Limited Liability Company Agreement of Sunoco GP LLC (the “Company’), dated as of September 25, 2012, as amended by Amendment No. 1 thereto dated as of October 27, 2014 and Amendment No. 2 thereto dated as of June 6, 2016 (as so amended, the “LLC Agreement’), is hereby adopted effective as of May 8, 2018 by Energy Transfer Partners, L.L.C., as the sole member of the Company (the “Sole Member’). Capitalized terms used but not defined herein have the meaning given such terms in the LLC Agreement.
WHEREAS, Section 2.3 of the LLC Agreement provides, among other things, that the Company’s board of directors may change the principal office of the Company at any time and from time to time;
WHEREAS, on April 27, 2017, ETE Sigma Holdco, LLC (“ETE Holdco”) merged with and into the Sole Member and the Sole Member was admitted as the sole member of the Company;
WHEREAS, effective as of the date hereof, the principal place of business of the Company is 8111 Westchester Drive, Suite 400, Dallas, Texas 75225;
WHEREAS, the Sole Member deems it advisable and in the best interests of the Company to make certain amendments to the LLC Agreement to reflect (i) the changes in the principal office of the Company and (ii) the merger of ETE Holdco with and into the Sole Member on April 27, 2017;
NOW THEREFORE, the Sole Member does hereby amend the LLC Agreement as follows:
Section 1. Amendment.

a.	Section 2.3 of the LLC Agreement is hereby amended and restated to read as follows:
Section 2.3. Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the Board, the registered office of the Company in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, Delaware, 19808, and the registered agent for service of process of the Company in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Company shall be located at 8111 Westchester Drive, Suite 400, Dallas, Texas 75225, or such other place as the Board may from time to time designate. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board determines to be necessary or appropriate.
b.    The second paragraph of Section 9.1 of the LLC Agreement is hereby replaced with the following:
“If to the Sole Member:
Energy Transfer Partners, L.L.C.
8111 Westchester Drive
Suite 600
Dallas, Texas 75225
Attention: General Counsel
Telephone: (214) 981-0700”

Section 2. Except as hereby amended, the LLC Agreement shall remain in full force and effect.

Section 3. The appropriate officers of the Sole Member and/or the Company are hereby authorized to make such clarifying and conforming changes as they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment No. 3.
Section 4. This Amendment No. 3 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 3 has been executed as of the date first above written.

SOLE MEMBER:
Energy Transfer Partners, L.L.C.

By:    /s/ Matthew S. Ramsey
Name:    Matthew S. Ramsey
Title:    President & Chief Operating Officer